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                                                                   EXHIBIT 10.31

                       RETIREMENT AND CONSULTING AGREEMENT

                  THIS Retirement and Consulting Agreement ("Agreement") is made and entered into by and between Nicola Young (hereinafter "Young" or "you" or "your"), and Stereotaxis, Inc. ("Stereotaxis"," "Company" or "we" or "us"). For and in consideration of the following promises, the parties agree to the following:

                  WHEREAS, for medical reasons and following a leave of absence YOUNG has submitted her resignation from STEREOTAXIS effective December 1, 2003 ("Effective Date") and STEREOTAXIS has with regret accepted such resignation.

                  WHEREAS, the parties acknowledge that Young has made substantial contributions to the success of Stereotaxis that the parties desire that YOUNG will continue to contribute financial advisory and transaction management services to STEREOTAXIS going forward at least until July 31, 2004 or such later date as is mutually agreed ("Finish Date") on the terms set forth in this Retirement and Consulting Agreement.

                  NOW THEREFORE, for and in consideration of the mutual covenants and undertakings hereinafter set forth, and for other good and valuable consideration, which each party hereby acknowledges, it is agreed as follows:

1. Young will provide Stereotaxis with ongoing financial advisory and transaction management services ("Consulting Services") during reasonable working hours and including advising as to and conducting work regarding:

         a. Negotiation, documentation and due diligence relating to strategic alliances and business combinations;

         b.       Budgeting;

         c.       Financial modeling and forecasting;

         d. Due diligence relating to financing activities including an initial public offering ("IPO") of the common stock of the Company and including making presentations to underwriters and others in this regard;

         e.       The drafting relating to an IPO;

         f. Preparation of audiovisual and verbal presentations for an IPO "roadshow"; and

         g.       Investor relations;

         and such other services as are mutually agreed. In this regard the parties agree to minimize Young's air travel subject to providing reasonably appropriate services to the Company.

2. Young and Stereotaxis may agree upon a later Finish Date, including agreeing on month to month extensions, on the same terms as set forth in this agreement.

3. Compensation For Consulting Services. Compensation to Young from Stereotaxis for the Consulting Services will comprise the cash, stock and other elements set forth in the Appendix hereto.

4. Standard Release of Claims. Young agrees to execute upon request by Stereotaxis and effective as at December 1, 2003 the Company's standard form release of claims applicable in context of a senior executive's resignation provided that such release is on reasonable commercial terms.



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5.       Choice of Law. This Agreement shall be construed and governed by the laws of the State of Missouri.

6. Modification, Entire Agreement, Severability. The parties acknowledge that this Agreement and the Standard Release of Claims constitutes the entire agreement between them superseding all prior written and oral agreements regarding your separation, and there are no other understandings or agreements, written or oral, among them on the subject of your separation. The parties hereto agree that this Agreement may not be modified, altered, or changed except by a written agreement signed by the parties hereto. If any provision of this Agreement is held to be invalid, the remaining provisions shall remain in full force and effect.

7. Confidential Information. Young agrees to abide by the confidentiality agreement set forth in your employment agreement signed on January 15, 2001. Young agrees to adhere to this commitment now and in the future.


                  IN WITNESS WHEREOF, the undersigned parties have executed this Agreement, effective as of the Effective Date.

                                    /s/ Nicola Young
                                    ---------------------------------------
                                    Nicola Young


                                    STEREOTAXIS, INC.


                                    By:/s/ John Aplin
                                       ------------------------------------
                                       John Aplin, Director







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                                    APPENDIX
                      COMPENSATION FOR CONSULTING SERVICES

         Payments and Benefits. In return for the Consulting Services, Stereotaxis will provide to Young the payments and benefits described below.

         (A) Cash Payments; Loan Repayment. Young will be paid the sum of $18,200 per month in semi-monthly increments commencing December 1, 2003. After January 1, 2004, Stereotaxis may accelerate that monthly payment. Young agrees to repay the outstanding principal and interest of the Promissory Note dated November 20, 2001 made by Young in favor of the Company by exchanging a number of shares of the Company's common stock owned by Young on a date (the "Exchange Date") which is the earlier of (i) the date of the pricing of an initial public offering of the Company's common stock pursuant to a registration statement filed the Company on Form S-1 with the SEC (with settlement and exchange of the shares in such case to occur one day following such closing) or (ii) August 31, 2004 or, if later, the Finish Date. The number of shares that will be exchanged will be equal to (a) the outstanding principal and interest on the Promissory Note as of the Exchange Date, divided by (b) the per share value of the common stock, which per share value shall be equal to (x) in the event of an initial public offering, the per share offering price to the public (before underwriting discounts and commissions) or (y) otherwise, the then current value per common share as determined by the Compensation Committee of the Company. Young agrees that interest will continue to accrue in respect of the promissory note until the Exchange Date. The number and value of the shares shall take into account any stock splits that may be effected in connection with the initial public offering.

         (B)      Early Exercise Shares; Stock Options.

                           (i) Early Exercise Shares. The parties acknowledge
                  that a certain number of the 400,000 shares of the Company's Common Stock you purchased pursuant to that certain Early Exercise Agreement dated as of November 20, 2001 will be subject to the Purchase Option (as defined in the Early Exercise Agreement) as of December 1, 2003. Stereotaxis agrees that it will exercise its Purchase Option for 50,000 of such shares at $0.30 per share for an aggregate consideration of $15,000. The parties agree that the Company shall continue to hold the shares which it currently holds and which are not so repurchased by the Company in escrow to facilitate the share exchange described in Section (A) of this Appendix. Immediately following the determination of the number of shares to be exchanged, the Company shall, upon receipt of a stock power from you, issue a certificate to you and deliver it at your direction for the balance of such shares.

                           (ii) Stock Options. As to the remaining incentive
                  stock options granted to you under the Stock Option Agreement dated February 19, 2002 (25,000 shares) and the Stock Option Agreement dated May 28, 2003 (150,000 shares), we understand that you do not currently intend to exercise any options vested under such agreements within 90 days of the Effective Date. Accordingly, we will amend those Stock Option Agreements to provide that they will continue to vest on their current schedule through the Finish Date, which will cause such options to be treated as non-qualified options. In the case of the Stock Option Agreement dated February 19, 2002, this may require the Company to amend its 1994 Stock Option Plan, and the Company shall take all reasonable steps to accomplish such amendment unless there are formidable impediments to achieving such amendment.



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         (C)      Performance Bonus. You will receive a performance bonus for fiscal year 2003 in the amount of Forty-five thousand dollars ($45,000.00). Such bonus will be paid by Stereotaxis at the same time otherwise paid to eligible employees during calendar 2004.

         (D) Indemnification. Stereotaxis will indemnify you and your estate against any claims made against you in your capacity as an officer of Stereotaxis for actions arising out of or in the course of your employment while an officer of Stereotaxis and for such actions arising out of or in the course of your consulting services to the Company described above.

         (E) Health Insurance Continuation. Stereotaxis shall continue your current healthcare coverage under the Company's healthcare policy for the same period set forth in paragraph 1(A) above, the consulting period, or, if not available, then we will pay your COBRA payments for said period, after which time such benefits will cease unless you choose to continue healthcare benefits pursuant to COBRA.

         (F) Vacation Pay. On or by November 30, 2003 or the next following payroll period, Stereotaxis will pay you all accrued, but unused vacation compensation.

         (G) Moving Expenses. Stereotaxis will reimburse you for your reasonable moving expenses to Arizona from St. Louis provided that such reimbursement will not exceed the amount of Ten thousand dollars ($10,000).

         (H) Vested Rights. The parties agree that this Agreement shall not adversely affect, alter, or extinguish any vested rights you may have with respect to any pension or 401k plan to which you are or may be entitled by virtue of your employment with Stereotaxis, and nothing in this Agreement will prohibit you from enforcing your rights to any such pension or 401k plan.



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